OMNICOM GROUP REPORTS FIRST QUARTER 2023 RESULTS

Revenue of $3,443.3 million, with organic growth of 5.2%
Operating income of $346.5 million, $465.7 million Non-GAAP adjusted
Operating income margin of 10.1%, 13.5% Non-GAAP adjusted
Diluted earnings per share of $1.11, $1.56 Non-GAAP adjusted

NEW YORK, April 18, 2023 - Omnicom Group Inc. (NYSE: OMC) today announced results for the quarter ended March 31, 2023.

"Our business grew organic revenue by 5.2% in the first quarter, a solid start to the year,' said John Wren, Chairman and Chief Executive Officer of Omnicom Group Inc. "Despite many macroeconomic, technological and social factors facing our clients, Omnicom is guiding the world's top companies and their brands to continued growth with highly-specialized marketing and communications services driven by leading analytics, creativity, data, and digital media solutions." Wren added, "We took operational steps this quarter and have further plans in place to mitigate the impact of potential macro headwinds on our profitability, while continuing to deliver attractive returns. As we look ahead in 2023, we expect organic growth, portfolio enhancement, financial discipline, and thoughtful capital allocation to continue to benefit our clients and our shareholders."

First Quarter 2023 Results

	Three Months Ended March 31,
$ in millions, except per share amounts	Reported 2023	Non-GAAP Adj.(2)	Non-GAAP 2023 Adj.	Reported 2022	Non-GAAP Adj.(3)	Non-GAAP 2022 Adj.
Revenue	$3,443.3	$—	$3,443.3	$3,410.3	$—	$3,410.3
Operating Income	346.5	119.2	465.7	353.0	113.4	466.4
Operating Income Margin	10.1%		13.5%	10.4%		13.7%
Net Income [1]	227.5	91.0	318.5	173.8	118.2	292.0
Net Income per Share - Diluted [1]	$1.11		$1.56	$0.83		$1.39
Notes: 1) Net Income and Net Income per Share for Omnicom Group Inc.; 2) First quarter 2023 operating expenses include $119.2 million ($91.0 million after-tax) related to real estate repositioning costs discussed below; 3) First quarter 2022 operating expenses include $113.4 million ($118.2 million after-tax) related to charges arising from the effects of the war in Ukraine. Effective with the First quarter 2023 reporting,Operating Profit has been renamed Operating Income. Please refer to non-GAAP adjusted reconciliations on Pages 9-10.

Revenues
Reported total revenue in the first quarter of 2023 increased $33.0 million, or 1.0%, to $3,443.3 million.
Worldwide revenue growth in the first quarter of 2023 compared to the first quarter of 2022 was led by an increase in revenue from organic growth of $178.7 million, or 5.2%. Acquisition revenue, net of disposition revenue, decreased $35.7 million, or 1.0%, primarily reflecting the disposition of our businesses in Russia announced in the first quarter of 2022. The impact of foreign currency translation was a decrease of $110.0 million, or 3.2%.
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Organic growth by discipline in the first quarter of 2023 compared to the first quarter of 2022 was as follows: 5.1% for Advertising & Media, 7.0% for Precision Marketing, 5.8% for Public Relations, 4.8% for Healthcare, 8.4% for Experiential, 3.6% for Execution & Support, and 3.3% for Commerce & Brand Consulting. In the first quarter of 2023, we realigned the classification of certain services primarily within our Commerce & Brand Consulting, Execution & Support, and Experiential disciplines and revenue by discipline amounts for prior periods were revised to reflect the current period presentation.

Organic growth by region in the first quarter of 2023 compared to the first quarter of 2022 was as follows: 5.1% for the United States, 5.4% for the Euro Markets & Other Europe, 5.9% for the United Kingdom, 2.8% for Asia Pacific, 12.2% for Latin America, 9.5% for the Middle East & Africa, and 6.6% for Other North America.

Expenses
Operating expenses increased $39.5 million, or 1.3%, to $3,096.8 million in the first quarter of 2023 compared to the first quarter of 2022.

Salary and service costs, which tend to fluctuate with changes in revenue, are comprised of salary and related costs, third-party service costs, and third-party incidental costs. Salary and service costs include employee compensation and benefits costs and freelance labor. Third-party service costs include third-party supplier costs when we act as principal in providing services to our clients. Third-party incidental costs primarily consist of client-related travel and incidental out-of-pocket costs that we bill back to the client directly at our cost and which we are required to include in revenue. Salary and service costs increased $51.1 million, or 2.1%, to $2,542.9 million. Salary and related costs decreased $16.6 million, or 0.9%, to $1,778.0 million. While headcount increased as a result of organic growth, the increase was offset by the effects of foreign currency translation. Third-party service costs increased $57.5 million, or 9.9%, to $639.3 million and Third-party incidental costs increased $10.2 million, or 8.8%, to $125.6 million primarily due to an increase in organic revenue.

Occupancy and other costs, which are less directly linked to changes in revenue than salary and service costs, decreased $8.6 million, or 2.9%, to $291.6 million, due primarily to reductions from the effects of foreign currency translation.

SG&A expenses decreased $7.5 million, or 7.8%, to $89.2 million, primarily due to lower professional fees, lower marketing related costs, and reductions from the effects of foreign currency translation.

In connection with the transition to a flexible working environment, a hybrid model which allows for partial remote work, we took certain actions to reduce and reposition our office lease portfolio. In the first quarter of 2023, we recorded a pretax charge of $119.2 million ($91.0 million, after-tax) primarily related to the non-cash impairment of a portion of the operating lease right-of-use assets and the write-off of the net book value of leasehold improvements at the affected locations. Substantially all the charges will be paid out over the remaining lease term.

Operating Income
Operating income decreased $6.5 million, or 1.8%, to $346.5 million in the first quarter of 2023 compared to the first quarter of 2022. The related operating income margin was 10.1% compared to 10.4% for the first quarter of 2022. In the first quarter of 2023, non-GAAP adjusted operating income of $465.7 million decreased 0.2%, and the non-GAAP adjusted operating income margin was 13.5%.

Interest Expense, net
Net interest expense in the first quarter of 2023 decreased $23.5 million to $19.3 million compared to the first quarter of 2022. Interest expense increased $3.9 million to $54.9 million, and interest income increased $27.4 million to $35.6 million, primarily as a result of higher interest rates on cash balances and short-term investments.

Income Taxes
Our effective tax rate of 25.5% in the first quarter of 2023 decreased from 37.2% in the first quarter of 2022. The effective tax rate in the first quarter of 2023 was favorably impacted primarily by previously unrecognized tax benefits, partially offset by a lower tax benefit in certain jurisdictions related to the real estate repositioning charge in the quarter and the increase in the U.K. statutory tax rate. The effective tax rate in the first quarter of 2022 was negatively impacted by the non-deductibility of charges arising from the effects of the war in Ukraine, as well as an additional increase in income tax expense related to the disposition of our businesses in Russia.

Net Income – Omnicom Group Inc. and Diluted Net Income per Share
Net income - Omnicom Group Inc. for the first quarter of 2023 increased $53.7 million, or 30.9%, to $227.5 million compared to the first quarter of 2022. Charges related to real estate repositioning reduced net income - Omnicom Group Inc. by $91.0 million. Diluted shares outstanding decreased to 204.5 million, or 2.5%, from 209.8 million in the first quarter of 2022 as a result of net share repurchases. Diluted net income per share of $1.11 increased $0.28, or 33.7%, from $0.83 per share. Excluding the charges related to real estate repositioning, non-GAAP adjusted diluted earnings per share for the first quarter of 2023 was $1.56.

EBITA
EBITA decreased $6.6 million, or 1.8%, to $365.8 million in the first quarter of 2023 compared to the first quarter of 2022. The related EBITA margin was 10.6% compared to 10.9% for the first quarter of 2022. In the first quarter of 2023, non-GAAP adjusted EBITA of $485.0 million decreased 0.2%, and the non-GAAP adjusted EBITA margin was 14.1%.

Risks and Uncertainties
Current global economic challenges, including the war in Ukraine, high and sustained inflation, rising interest rates, supply chain disruptions, credit market deterioration, and other macroeconomic factors, could cause economic uncertainty and volatility. The impact of these issues on our business will vary by geographic market and discipline. We closely monitor economic conditions, client revenue levels and other factors. In response to reductions in revenue, we can take actions to align our cost structure with changes in client demand and manage our working capital. However, there can be no assurance as to the effectiveness of our efforts to mitigate any impact of the current and future adverse economic conditions, reductions in client revenue, changes in client creditworthiness, and other developments.

Definitions - Components of Revenue Change
We use certain terms in describing the components of the change in revenue above.

Foreign exchange rate impact: calculated by translating the current period’s local currency revenue using the prior period average exchange rates to derive current period constant currency revenue. The foreign exchange rate impact is the difference between the current period revenue in U.S. Dollars and the current period constant currency revenue.

Acquisition revenue, net of disposition revenue: Acquisition revenue is calculated as if the acquisition occurred twelve months prior to the acquisition date by aggregating the comparable prior period revenue of acquisitions through the acquisition date. As a result, acquisition revenue excludes the positive or negative difference between our current period revenue subsequent to the acquisition date and the comparable prior period revenue and the positive or negative growth after the acquisition date is attributed to organic growth. Disposition revenue is calculated as if the disposition occurred twelve months prior to the disposition date by aggregating the comparable prior period revenue of disposals through the disposition date. The acquisition revenue and disposition revenue amounts are netted in the description above.

Organic growth: calculated by subtracting the foreign exchange rate impact component and the acquisition revenue, net of disposition revenue component from total revenue growth.

Conference Call
Omnicom will host a conference call to review its financial results on Tuesday, April 18, 2023 at 4:30 p.m. Eastern Time. Participants can listen to the conference call by calling 844-291-6362 (domestic) or 234-720-6995 (international), along with access code 1468163. The call will also be simulcast and archived on our investor relations website.

Corporate Responsibility
At Omnicom, we are committed to promoting responsible practices and making positive contributions to society around the globe. Please explore our website (csr.omnicomgroup.com) for highlights of our progress across the four areas on which we focus: People, Community, Environment and Governance.

About Omnicom Group Inc.
Omnicom Group Inc. (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms offer services in advertising, strategic media planning and buying, precision marketing, commerce and brand consulting, experiential, customer relationship marketing (CRM), public relations, healthcare marketing and other specialty communications services to over 5,000 clients in more than 70 countries.

Contact

Investors:	Gregory Lundberg	greg.lundberg@omnicomgroup.com
Media:	Joanne Trout	joanne.trout@omnicomgroup.com

Non-GAAP Financial Measures
We present financial measures determined in accordance with generally accepted accounting principles in the United States (“GAAP”) and adjustments to the GAAP presentation (“Non-GAAP”), which we believe are meaningful for understanding our performance. EBITA is defined as operating income before interest, taxes, and amortization of intangible assets, and EBITA margin is defined as EBITA divided by revenue. We use EBITA and EBITA margin as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization arising from acquisitions). We also use Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted EBITA, Adjusted EBITA Margin, Adjusted Income Tax Expense, Adjusted Net Income – Omnicom Group Inc. and Adjusted Net Income per diluted share – Omnicom Group Inc. as additional operating performance measures. We believe these measures are useful in evaluating the impact of certain items on operating performance and allow for comparability between reporting periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies.

Forward-Looking Statements
Certain statements in this press release constitute forward-looking statements, including statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time, the Company or its representatives have made, or may make, forward-looking statements, orally or in writing. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial position, or otherwise, based on current beliefs of the Company’s management as well as assumptions made by, and information currently available to, the Company’s management. Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “should,” “would,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control. Therefore, you should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include: adverse economic conditions, including those caused by the war in Ukraine, the lingering effects of the COVID-19 pandemic, high and persistent inflation in countries that comprise our major markets, rising interest rates; supply chain issues affecting the distribution of our clients’ products; international, national or local economic conditions that could adversely affect the Company or its clients; losses on media purchases and production costs incurred on behalf of clients; reductions in client spending, a slowdown in client payments and a deterioration or a disruption in the credit markets; the ability to attract new clients and retain existing clients in the manner anticipated; changes in client advertising, marketing and corporate communications requirements; failure to manage potential conflicts of interest between or among clients; unanticipated changes related to competitive factors in the advertising, marketing and corporate communications industries; the ability to hire and retain key personnel; currency exchange rate fluctuations; reliance on information technology systems; changes in legislation or governmental regulations affecting the Company or its clients; risks associated with assumptions the Company makes in connection with its critical accounting estimates and legal proceedings; and the Company’s international operations, which are subject to the risks of currency repatriation restrictions, social or political conditions and regulatory environment; and risks related to our environmental, social and governance goals and initiatives, including impacts from regulators and other stakeholders, and the impact of factors outside of our control on such goals and initiatives. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that may affect the Company’s business, including those described in Item 1A, “Risk Factors” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022. Except as required under applicable law, the Company does not assume any obligation to update these forward-looking statements.

Omnicom Group Inc.
Consolidated Statements of Income
Three Months Ended March 31
(Unaudited)
(In Millions, Except Per Share Data)

	2023	2022
Revenue	$3,443.3	$3,410.3
Operating Expenses:
Salary and service costs	2,542.9	2,491.8
Occupancy and other costs	291.6	300.2
Real estate repositioning costs	119.2	—
Charges arising from the effects of the war in Ukraine	—	113.4
Costs of services	2,953.7	2,905.4
Selling, general and administrative expenses	89.2	96.7
Depreciation and amortization	53.9	55.2
Total operating expenses	3,096.8	3,057.3
Operating Income	346.5	353.0
Interest Expense	54.9	51.0
Interest Income	35.6	8.2
Income Before Income Taxes and Income (Loss) From Equity Method Investments	327.2	310.2
Income Tax Expense	83.4	115.5
Income (Loss) From Equity Method Investments	0.1	(0.1)
Net Income	243.9	194.6
Net Income Attributed To Noncontrolling Interests	16.4	20.8
Net Income - Omnicom Group Inc.	$227.5	$173.8

Net Income Per Share - Omnicom Group Inc.
Basic	$1.13	$0.83
Diluted	$1.11	$0.83

Weighted average shares
Basic	202.2	208.3
Diluted	204.5	209.8

Dividends Declared Per Common Share	$0.70	$0.70

Omnicom Group Inc.
Detail of Operating Expenses
Three Months Ended March 31
(Unaudited)
(In Millions)

	2023	2022
Operating Expenses:
Salary and service costs
Salary and related service costs	$1,778.0	$1,794.6
Third-party service costs(a)	639.3	581.8
Third-party incidental costs(b)	125.6	115.4
Total salary and service costs	2,542.9	2,491.8
Occupancy and other costs	291.6	300.2
Real estate repositioning costs	119.2	—
Charges arising from the effects of the war in Ukraine	—	113.4
Costs of services	2,953.7	2,905.4
Selling, general and administrative expenses	89.2	96.7
Depreciation and amortization	53.9	55.2
Total Operating Expenses	$3,096.8	$3,057.3

(a)     Third-party service costs include third-party supplier costs when we act as principal in providing services to our clients.
(b)     Third-party incidental costs primarily consist of client-related travel and incidental out-of-pocket costs which we bill back to the client directly at our cost and which we are required to include in revenue.

Omnicom Group Inc.
Reconciliation of Non-GAAP Financial Measures
Three Months Ended March 31
(Unaudited)
(In Millions)

	2023	2022
Net Income - Omnicom Group Inc.	$227.5	$173.8
Net Income Attributed To Noncontrolling Interests	16.4	20.8
Net Income	243.9	194.6
Income (Loss) From Equity Method Investments	0.1	(0.1)
Income Tax Expense	83.4	115.5
Income Before Income Taxes and Income From Equity Method Investments	327.2	310.2
Interest Income	35.6	8.2
Interest Expense	54.9	51.0
Operating Income	346.5	353.0
Add back: Amortization of intangible assets	19.3	19.4
Earnings before interest, taxes and amortization of intangible assets ("EBITA")	$365.8	$372.4

Revenue	$3,443.3	$3,410.3
EBITA	$365.8	$372.4
EBITA Margin %	10.6%	10.9%
The above table reconciles the U.S. GAAP financial measure of Net Income - Omnicom Group Inc. to EBITA (defined as earnings before interest, taxes and amortization of intangible assets) and EBITA Margin (defined as EBITA divided by revenue) for the periods presented. We use EBITA and EBITA Margin as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe EBITA and EBITA Margin are useful measures for investors to evaluate the performance of our business.

	Three Months Ended March 31
	Reported 2023	Non-GAAP Adj. (b)	Non-GAAP 2023 Adj.	Reported 2022	Non-GAAP Adj. (b)	Non-GAAP 2022 Adj.
Revenue	$3,443.3	$—	$3,443.3	$3,410.3	$—	$3,410.3

Operating Expenses	3,096.8	(119.2)	2,977.6	3,057.3	(113.4)	2,943.9
Operating Income	346.5	119.2	465.7	353.0	113.4	466.4
Operating Income Margin %	10.1%		13.5%	10.4%		13.7%

Add back: Amortization of intangible assets	19.3	—	19.3	19.4	—	19.4
EBITA (a)	$365.8	$119.2	$485.0	$372.4	$113.4	$485.8
EBITA Margin % (a)	10.6%		14.1%	10.9%		14.2%

(a)     See Non-GAAP reconciliation on page 10.
(b)     2023 Net Income and Net Income per Share for Omnicom Group Inc. include a $91.0 million after-tax charge on real estate repositioning. 2022 Net Income and Net Income per Share for Omnicom Group Inc. include a $118.2 million after-tax charge arising from the effects of the war in Ukraine.

Omnicom Group Inc.
Reconciliations of Non-GAAP Financial Measures
Three Months Ended March 31, 2023
(Unaudited)
(Dollars in Millions, Except Per Share Data)

	Non-GAAP Adjusted
	EBITA	Operating Income
Net Income - Omnicom Group Inc.	$227.5	$227.5
Net Income Attributed To Noncontrolling Interests	16.4	16.4
Net Income	243.9	243.9
Income From Equity Method Investments	0.1	0.1
Income Tax Expense	83.4	83.4
Income Before Income Taxes	327.2	327.2
Net Interest Expense	19.3	19.3
Operating Income - Reported	346.5	346.5
Real estate repositioning costs		119.2
Non-GAAP Operating Income - Adjusted		$465.7
Amortization of Intangible Assets	19.3
EBITA - Reported	365.8
Real estate repositioning costs	119.2
EBITA - Adjusted	$485.0

	Three Months Ended March 31, 2023 Non-GAAP Adjusted
	Net Income - Omnicom Group Inc.	Diluted Shares	Net Income per Share - Diluted
Net Income - Omnicom Group Inc. - Reported	$227.5	204.5	$1.11
Real estate repositioning costs	91.0	204.5	0.45
Non-GAAP Net Income - Omnicom Group Inc. - Adjusted	$318.5	204.5	$1.56

Non-GAAP Adjusted Income Tax Expense
Net Income - Omnicom Group Inc.	$227.5
Net Income Attributed To Noncontrolling Interests	16.4
Net Income - Reported	243.9
Income From Equity Method Investments	0.1
Income Tax Expense - Reported	83.4
Income Before Income Taxes	$327.2
Income Tax Expense - Reported	83.4
Income tax expense related to real estate repositioning	28.2
Non-GAAP Income Tax Expense - Adjusted	$111.6

The above tables reconcile the GAAP financial measure of Net Income – Omnicom Group Inc. to the non-GAAP financial measures of EBITA Adjusted, Operating Profit Adjusted, Income Tax Expense Adjusted, Net Income - Omnicom Group Inc. Adjusted and Net Income per share - Diluted Adjusted for the period presented. Management believes excluding the charges arising from real estate repositioning provides investors with a better picture of the performance of the business during the period presented.

Omnicom Group Inc.
Reconciliations of Non-GAAP Financial Measures
Three Months Ended March 31, 2022
(Unaudited)
(Dollars in Millions, Except Per Share Data)

	Non-GAAP Adjusted
	EBITA	Operating Income
Net Income - Omnicom Group Inc.	$173.8	$173.8
Net Income Attributed To Noncontrolling Interests	20.8	20.8
Net Income	194.6	194.6
Loss From Equity Method Investments	(0.1)	(0.1)
Income Tax Expense	115.5	115.5
Income Before Income Taxes	310.2	310.2
Net Interest Expense	42.8	42.8
Operating Income - Reported	353.0	353.0
Charges arising from the effects of the war in Ukraine		113.4
Non-GAAP Operating Income - Adjusted		$466.4
Amortization of Intangible Assets	19.4
EBITA - Reported	372.4
Charges arising from the effects of the war in Ukraine	113.4
EBITA - Adjusted	$485.8

	Three Months Ended March 31, 2022 Non-GAAP Adjusted
	Net Income - Omnicom Group Inc.	Diluted Shares	Net Income per Share - Diluted
Net Income - Omnicom Group Inc. - Reported	$173.8	209.8	$0.83
Charges arising from the effects of the war in Ukraine	118.2	209.8	0.56
Non-GAAP Net Income - Omnicom Group Inc. - Adjusted	$292.0	209.8	$1.39

Non-GAAP Adjusted Income Tax Expense
Net Income - Omnicom Group Inc.	$173.8
Net Income Attributed To Noncontrolling Interests	20.8
Net Income - Reported	194.6
Loss From Equity Method Investments	(0.1)
Income Tax Expense - Reported	115.5
Income Before Income Taxes	$310.2

Income Tax Expense - Reported	115.5
Income tax expense related to charges arising from the effects of the war in Ukraine	(4.8)
Non-GAAP Income Tax Expense - Adjusted	$110.7

The above tables reconcile the GAAP financial measure of Net Income – Omnicom Group Inc. to the non-GAAP financial measures of EBITA Adjusted, Operating Profit Adjusted, Income Tax Expense Adjusted, Net Income - Omnicom Group Inc. Adjusted and Net Income per share - Diluted Adjusted for the period presented. Management believes excluding the charges arising from the effects of the war in Ukraine provides investors with a better picture of the performance of the business during the period presented.